Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of August, 1999

BETWEEN:

(1)	Ness Technologies, Inc.
a Delaware Corporation
with offices at 21 Aminadav St.
Tel Aviv 67067
Israel (the “Company”)

(2)	Mr. Aharon Fogel
of 3 Tarsat St., Tel Aviv
Israel (the “Executive”)

WHEREAS, the Company desires to employ the Executive to provide services to the Company, its affiliates and its subsidiaries, and the Executive is willing to commit himself to be employed by the Company; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, and intending to be legally bound, the parties hereto hereby agree as follows:

1.                                       Personal Employment Agreement.  This Employment Agreement is the only agreement which shall govern the relations between the Company and the Executive, and shall exclusively determine the Executive’s terms of employment by the Company.  This Agreement shall be binding upon the parties, and shall not be subject to any other agreements or arrangements of any kind.

2.                                       Term.  The period of employment of the Executive by the Company hereunder (the “Employment Period”) shall commence on August 1, 1999 (the “Effective Date”) and shall end on July 31, 2001 (the “Initial Period”), unless sooner terminated as provided in Section 5 hereof; provided, however, that the Employment Period shall automatically be extended for successive one year periods (each a “Renewal Period”) unless either of the parties shall give to the other party written notice of its desire not to so extend the Employment Period no later than three (3) months prior to the expiration of Initial Period or the Renewal Period, as the case may be.

3.                                       Position and Duties.

(a)                                   During the Employment Period, the Executive shall serve as the Chairperson of the Board of Directors of the Company, the Chairperson of the Company’s subsidiary, Advanced Technologies Ltd. and shall provide such other services to the group of companies that are subsidiaries or affiliates of the Company (the “Group”) as he shall be requested from time to time by the Board of Directors of the Company.

(b)                                  The Executive agrees to devote at least 50% (fifty percent) of his working time and efforts to the performance of his duties for the Company and the Group.

(c)                                   The Executive’s services are included among the positions of management and the positions requiring a special degree of personal trust and the Company is not able to supervise the number of working hours of the Executive.  Accordingly, the provisions of the Hours of Work and Rest Law 1951 will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

(d)                                  The Executive hereby declares that he is employed solely by the Company and not by any other entity that is part of the Group and acknowledges that no employee-employer relationship shall exist between himself and any entity that is part of the Group other than the Company; provided, however, that the Executive shall make himself available to the business of the Group when requested by any part of the Group.  In addition, the Executive is aware that other entities in the Group may reimburse the Company for part of its expenses in connection with the Executive’s employment and services.

4.                                       Compensation and Related Matters.

(a)                                   Monthly Salary.  As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a monthly salary at the rate of US$12,000 per month, as converted into NIS based upon the representative rate of exchange of the United States Dollar on the day prior to the Effective Date, which said sum shall be adjusted at the time of each payment of the salary in accordance with the changes in the Israeli consumer price index (the “Monthly Salary”).  Value Added Tax (VAT), if applicable, shall be added to each payment of the Monthly Salary.  The Monthly Salary shall be payable in NIS, against a receipt.

(b)                                  Gross Salary.  The Monthly Salary represents the Executive’s gross salary, and includes all of the salary components and various supplements and benefits and/or all supplements under any law and/or expansion order and/or any special or general collective bargaining agreement that may apply to the relations between the Company and the Executive.  It is hereby acknowledged and agreed that all payments to the Executive by the Company, including, without limitation, the Monthly Salary and other benefits and payments of any kind, as provided in this Agreement are, unless otherwise required by law, stated in gross figures, and there shall be deducted therefrom all relevant taxes and/or charges that shall apply to them, at the time of their payment, pursuant to any applicable law, except that the Company shall pay the VAT, if applicable, in connection with the Monthly Salary.

The Executive acknowledges that he is responsible to make all provisions, deductions and contributions from the Monthly Salary to any plan, purpose or program, whether required hereunder, required under law or elected by the Executive (including, without limitation, pension programs, disability insurance, advanced educational funds, vacation allowance, etc.) and represents that he shall have no claim against the Company or the Group in respect thereof.

(c)                                   Options.  The Executive shall be entitled to that number of options to purchase shares of Common Stock of the Company as set forth in Exhibit A, in accordance with the terms of the option agreement, in the form attached hereto as Exhibit A .  It is hereby clarified that such options shall be at all times subject to the Company’s Employee Share Option Plan and the applicable provisions of the Israeli Tax Code and any rules and regulations promulgated thereunder.

(d)                                  Bonus.  Subject to the complete discretion of the Company’s Board of Directors, the Company shall pay to the Executive an annual bonus that shall be 40% (forty percent) of the higher of (i) the bonus paid to the Chief Executive Officer of the Company in respect of such year; and (ii) the bonus paid to the Chief Executive Officer of the Company’s subsidiary, Advanced Technologies Ltd. in respect of such year.  In the event that the Company shall employ the Executive only during part of a fiscal year, the bonus shall be paid in part, in proportion to that part of the fiscal year during which the Executive was employed hereunder.

(e)                                   Expenses.  The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while traveling on business or at the request of and in the service of the Company or the Group, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, including the submission to the Company of appropriate vouchers or receipts for such expenses.

(f)                                     Managers Insurance Policy.  During the Employment Period, the Executive shall contribute to an insurance company as part of a Managers Insurance Policy, an amount equal to 18 1/3% of the Monthly Salary (out of which 10% shall be for provident funds and 8 1/3% shall serve to cover severance compensation).  Any tax payable in respect of such contributions to the insurance company shall be paid by the Company.  The aforementioned allocations shall be in lieu of severance pay according to the Severance Pay Law, 1963.

5.                                       Termination.  The Executive’s employment hereunder may be terminated, in which case the Employment Period shall end, under the circumstances set forth below:

(a)                                   Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)                                  Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been absent from the performance of his duties hereunder for a period of three consecutive months or 120 days within a one year period, the Company may terminate the Executive’s employment hereunder for “Disability.”

(c)                                   Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any of the following events:

(i)                                       the conviction of the Executive for the commission of a felony; or

(ii)                                    the failure by the Executive to substantially perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or injury) provided that a demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties (“Demand”). The Company shall have Cause to terminate the Executive’s employment if the failure to perform has not been cured within fourteen (14) days after the Demand; or

(iii)                                 an event constituting a material breach of this Agreement by the Executive, including, but not limited to, breach by the Executive of the provisions of Section 3 hereof, that has not been fully cured within seven (7) days after written notice thereof has been given by the Company to the Executive; or

(iv)                                serious misconduct by the Executive (including, but not limited to, breach by the Executive of the provisions of Section 7 hereof) that is injurious to the Company or its subsidiaries or any other member of the Group, whether monetarily or otherwise.

(d)                                  Termination by the Company. Notwithstanding the foregoing, the Company may terminate the Executive’s employment during the Employment Period at any time for any reason whatsoever, subject to a prior written notice delivered by the Company to the Executive, which shall take effect as set forth in Section 6(b) below.

(e)                                   Termination by the Executive .  The Executive may terminate his employment during the Employment Period hereunder, subject to a prior written notice delivered by the Executive to the Company, which shall take effect as set forth in Section 6(b) below.

6.                                      Termination Procedure.

(a)                                  Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable details the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)                                  Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability pursuant to Section 5(b) above, thirty (30) days after Notice of Termination, (iii) if the Executive’s employment is terminated pursuant to Section 5(c), the date of Notice of Termination and (iv) if the Executive’s employment is terminated pursuant to Section 5(d) or (e) above, then, unless a later date is specified therein, six (6) months after the delivery of Notice of Termination. The Company shall be entitled to terminate the employment before the Date of Termination given provided that it gives the Executive all the benefits set forth in and subject to Section 4 above.

(c)                                   Termination by Company for Cause.  If the Executive’s employment shall be terminated by the Company for Cause, then the Company shall pay the Executive his Monthly Salary (at the rate in effect at the time Notice of Termination is given) and all other unpaid amounts and benefits through the Date of Termination.  The Executive shall not be entitled to amounts deposited in pension programs for severance pay.  The Company shall have no additional obligations to the Executive under this Agreement except as set forth in this Section 6(c).

(d)                                 Deposits to Pension Programs.  Upon the termination of the Executive’s employment, provided that the such termination was not for Cause, the Executive shall be entitled to all amounts deposited in his favor in pension programs, including payments made for severance pay.

7.                                       Confidential Information; Noncompetition.

(a)                                   Confidential Information.  In consideration of the Company’s agreements hereunder, and in further consideration of the benefits accruing to the Executive hereunder, the Executive hereby agrees that he shall not, directly or indirectly, disclose or use at any time, either during or subsequent to the Employment Period, any trade secrets or other confidential information, whether patentable or not, of the Company, its subsidiaries or its affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during the Employment Period, whether or not developed by the Executive, except (A) as may be reasonably required for the Executive to perform the Executive’s employment duties with the Company, (B) to the extent such information becomes generally available to the public through no wrongful act of the Executive, (C) information which has been disclosed without restriction as a result of a subpoena or other legal process, after the Company has had the opportunity to request a suitable protective order for such information, or (D) with the Company’s prior written authorization.  This covenant shall survive the termination of the Executive’s employment hereunder.  The Executive agrees to execute such further agreements and/or confirmations of the Executive’s obligations to the Company concerning non-disclosure of Confidential Information as the Company may reasonably require from time to time.  Upon termination of the Employment Period, the Executive shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information.

(b)                                  Noncompetition Covenant.  The Executive agrees that at all times during the Employment Period and thereafter until the first anniversary of the termination or expiration of the Employment Period (the “Noncompetition Period”), the Executive shall not, except on behalf of the Company, directly or indirectly, allow his name to be used by or Participate in any Competitive Business (as each of such terms is defined below).  For purposes of this Agreement, (A) the term “Participate” means to have any direct or indirect interest, participation or involvement, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, creditor, owner, stockholder or otherwise; provided, however, that the foregoing shall not prevent the Executive from investing in publicly traded securities issued by any corporation, provided the holdings thereof by the Executive do not constitute more than $25,000 in market value of shares, or two percent (2%) of outstanding shares, whichever is greater, so long as the Executive does not have any participation in the business management of such entity; and (B) the term “Competitive Business” means any enterprise, venture or proprietorship engaged in or which proposes to engage in the development, manufacture, sale, licensing and/or distribution of any information, products and/or services that are the same as or substantially similar to information, products and/or services provided (or in development and proposed to be provided) by any business unit or division within the Company or the Group; Provided, however, that the Company acknowledges that the Executive is a partner in the Jerusalem Venture Capital funds, and agrees that the Executive’s activity in connection with such funds shall not be considered to be Participation in Competitive Business for the purposes of this Section 7(b).

(c)                                   Non Solicitation of Employees.  The Executive recognizes that he will possess confidential information about other executives and employees of the Company, its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries and affiliates.  The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their businesses and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries and affiliates.  The Executive agrees that, during the Employment Period and the Noncompetition Period, he will not, directly or indirectly, solicit or recruit any employee of the Company or the Group for the purpose of being employed by him or by any competitor of the Company or of the Group on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company or the Group to any other person.

(d)                                  Ownership of Developments.  Any invention, improvement, design, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Company, whether or not patentable or registrable, shall become the sole and exclusive property of the Company.  Executive shall disclose the same promptly and completely to the Company and shall, during the period of his employment hereunder and at any time and from time to time hereafter (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Company’s right therein thereto.

In the event that the Company is unable to secure the signature of Executive on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark or other similar right, whether due to mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers, as his agent and attorney in fact, to act for and in his behalf and stead, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, trademarks, or other rights of protection with the same force and effect as if executed and delivered by Executive.

8.                                       Assignment; Successors.

As used in this Agreement, “Company” and “Group” shall mean as defined above and any successor (whether direct or indirect, by purchase, merger, consolation or otherwise) to all or substantially all of the business and/or assets of the Company or the Group or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement is a personal contract and, except as specifically set forth herein, Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Executive.  This Agreement shall be binding upon Executive, his heirs, executors and administrators, and upon the Company, its successors and assigns.

The rights and obligations of the Company hereunder may, in whole or in part, be sold, transferred or assigned by the Company to any affiliated or successor corporation; provided, however, that any such transfer will not relieve the Company of its obligations hereunder.

9.                                       Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) ten (10) days after having been mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

3 Tarsat St.

Tel Aviv Israel

If to the Company:

21 Aminadav St.

Tel Aviv 67067

Israel

or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

10.                                 Choice of Law.  This Agreement and the legal relations between the parties hereto shall be governed by and in accordance with the laws of the State of Israel.

11.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.                                 Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

13.                                 Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.

14.                                 Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be modified so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

15.                                 Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company or any party hereto; and any prior agreement of the parties hereto or of the Executive and the Group in respect of the subject matter contained herein is hereby terminated and canceled.  Any modifications to this Agreement can only be made in writing signed by the Executive and an appropriate Company Officer.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Ness Technologies, Inc.

DATE:	4/17/00	BY:	/s/ Morris Wolfson, /s/ Raviv Zoller
			Name:	Morris Wolfson,	Raviv Zoller
			Title:	Director	C.F.O.

DATE:	4/17/00		/s/ Aharon Fogel
Aharon Fogel